Exhibit 99.2

May 16, 2025

World Road Inc.

4th Floor, Section 4-56, Building C,

Comprehensive Bonded Zone,

8MC Plot No. 69, Checheng South Road

Wuhan City, Hubei Province, China

Re:	Consent

Ladies and Gentlemen,

We understand that World Road Inc. (the “Company”) is filing a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our independent industry reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Fairwise Financial Management Consulting (Shanghai) Co., Ltd.

/s/ Roger Cui
Name:	Roger Cui
Title:	Partner